Exhibit 10.4

AIR METHODS CORPORATION
2006 EQUITY COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Award Agreement”), made as of the ____ day of ___________, 2008 (the “Grant Date”), between Air Methods Corporation, a Delaware corporation (the “Company”), and ________________________ (the “Participant”).

WHEREAS, the Board has adopted, and the stockholders have approved, the Air Methods 2006 Equity Compensation Plan (the “Plan”) in order to advance the interests of the Company and its Participating Subsidiaries through the motivation, attraction and retention of its Employees and Consultants (including nonemployee directors);

WHEREAS, the Plan provides for the granting of restricted stock awards to eligible participants as determined by the Compensation/Stock Option Committee (the “Committee”); and

WHEREAS, the Committee has determined that the Participant is a person eligible to receive a Restricted Stock Grant under the Plan and has determined that it would be in the best interest of the Company to grant the Restricted Shares (as defined herein) provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.             Grant of Restricted Shares.

1.1           The Company hereby grants to the Participant [______] shares of the Company’s common stock, $0.06 par value per share (the “Common Stock”), subject to such conditions as are provided for in the Plan and this Award Agreement (the “Restricted Shares”).

1.2           The Participant’s rights with respect to the Restricted Shares shall remain unvested at all times prior to _____________________ (the “Lapse Date”).

1.3           Participant acknowledges receipt of a copy of the Plan, and agrees that this Restricted Stock Grant shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Award Agreement.  For purposes of this Award Agreement, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.             Rights of Participant.

2.1           Except as provided in Section 2.2, the Participant shall have the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive dividends in accordance with Section 6 hereof, other than those Restricted Shares which have been forfeited pursuant to Section 3.2 hereof.

2.2           Prior to the earlier of the Lapse Date or the Accelerated Lapse Date (as defined herein), the Restricted Shares shall not be sold, transferred or otherwise disposed of by the Participant, nor pledged or otherwise hypothecated, nor will the certificates representing the Restricted Shares be delivered to the Participant until the Lapse Date (collectively, the “Transfer Restrictions”).

3.             Lapse of Restrictions.

3.1           The Transfer Restrictions and all other restrictions with respect to the Restricted Shares shall lapse, and such Restricted Shares shall become fully vested on the earlier of the following dates:

(a)           the Lapse Date, provided that the Participant’s service with the Company and/or any Participating Subsidiary, whether as an Employee or Consultant, is not interrupted or terminated (“Continuous Service”) until the Lapse Date.  The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or any Participating Subsidiary.  The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence, including sick leave, military leave or any other personal leave; or

(b)           the date (an “Accelerated Lapse Date”) (i) prior to the consummation of a Change in Control as provided in Section 4 hereof; or (ii) the date on which the Committee, in its sole discretion, waives the forfeiture period as a result of (A) the Participant’s termination of Continuous Service due to the Participant’s death, Disability, Retirement, or other event; or (B) a material change in circumstances.

(c)           For purposes of this Award Agreement:

(i)           “Disability” shall mean the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively the duties and obligations to the Company and/or a Participating Subsidiary performed by such person immediately prior to such disability for a period of at least six (6) months, as determined in the good faith judgment of the Committee.

(ii)           “Retirement” shall mean a Participant’s retirement from the Company or a Participating Subsidiary (A) on or after attaining age 55 and completing at least ten (10) years of service; or (B) on or after attaining age 65.

3.2           Upon the termination of the Participant’s Continuous Service prior to the Lapse Date, other than as provided in Section 3.1 above, the Restricted Shares shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company, and neither the Participant nor his or her heirs, executors, administrators or successors shall have any right or interest in the Restricted Shares.

4.             Change of Control.  As provided in Article XIII of the Plan, in the event the Company or its stockholders enter into an agreement to dispose of all, or substantially all, of the assets or outstanding capital stock of the Company by means of a sale or liquidation, or a merger or reorganization in which the Company is not the surviving corporation, any unvested Restricted Shares held by Participant shall become fully vested.  The provisions of this Section 4 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

5.             Escrow and Delivery of Shares.

5.1           Certificates representing the Restricted Shares shall be issued in the name of the Participant and delivered to the Participant as soon as reasonably practicable after the Participant has executed and delivered this Award Agreement to the Company.

5.2           Pursuant to Section 3.1 hereof, if the Committee waives, in its sole discretion, the forfeiture period as a result of the Participant’s death, certificates representing the Restricted Shares shall be delivered to the Participant’s estate as soon as practicable following the Company’s receipt of an official death certificate or other evidence of death acceptable to the Company, provided that the Participant’s estate has satisfied all applicable tax withholding requirements with respect to the Restricted Shares.

6.             Dividends.  All dividends declared and paid by the Company on Restricted Shares shall be paid by the Company for the account of the Participant.  If the dividends are to be held in cash, there may be credited at the end of each year (or a portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its sole discretion, may determine.

7.             No Right to Continued Employment.  Nothing in this Award Agreement or the Plan shall confer upon the Participant the right to maintain its relationship with the Company or any Participating Subsidiary, whether as an Employee or Consultant, nor shall it interfere in any way with any right of the Company, or any such Participating Subsidiary, to terminate its relationship with the Participant at any time for any reason whatsoever, with or without cause.

8.             Prohibited Activities.

8.1           During the term of the Participant’s employment and for a period of six months after termination of employment (the “Restricted Period”), the Participant will not:

(a)           be employed, including as an employee, consultant or otherwise, by any person or entity that is engaged in the business of air medical emergency transport services and systems;

(b)           directly or indirectly hire or solicit an employee who is or, at any time during the three months prior to Participant’s termination of employment, was an employee of the Company or any Participating Subsidiaries; or

(c)           usurp any corporate opportunity of the Company or otherwise interfere with the relationship between the Company and/or its Participating Subsidiaries and any person or entity with whom the Company and/or a Participating Subsidiary is conducting, proposes to conduct or has during the six months prior to Participant’s termination of employment conducted any business activities.

8.2           The Participant and the Company acknowledge that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by the Company in the event the Participant breaches any of the provisions contained in Section 8.1 (each, a “Prohibited Activity”).  The Participant and the Company hereby agree that the reasonable estimate of said damages shall be an amount equal to the amount recognized by the Participant as income (net of taxes withheld) with respect to any Restricted Shares that vested within six months prior to the date of termination of Participant’s employment (the “Clawback Amount”).  The right to receive the Clawback Amount shall be the Company’s sole remedy in the event of the occurrence of a Prohibited Activity.  The Clawback Amount shall be paid by the Participant within 15 days after occurrence of the Prohibited Activity and may be payable in cash or an equivalent amount of Common Stock, at the option of the Participant.

8.3           In the event the Participant is subject to any other non-competition provisions, which are set forth in an agreement between the Participant and the Company and/or a Participating Subsidiary, including without limitation, an employment agreement and/or a non-competition agreement, the terms of such non-competition provision shall govern and control.

9.             Adjustments Upon Recapitalization.  If, by reason of a recapitalization or other change in corporate or capital structure, the Participant shall be entitled to new, additional or different shares of stock or securities of the Company or any successor Company or entity or other property pursuant to Section 6.2 of the Plan, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Restricted Shares immediately prior to such recapitalization or other change in corporate or capital structure.

10.           Withholding of Taxes.  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.  In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant’s federal and state tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Stock, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, or (ii) having the Company withhold a portion of the Restricted Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes.  Notwithstanding any other provision of the Plan or this Award Agreement, whenever any such withholding is subject to Section 16 of the Securities Exchange Act of 1934, shares of Common Stock shall be withheld as the method of reimbursement for such tax withholding in lieu of any other form of withholding under the Plan.

11.           Modification of Award Agreement.  Except as set forth in the Plan and in this Award Agreement, this Award Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

12.           Severability.  Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

13.           Governing Law.  This Award Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado.

14.           Successors in Interest.  This Award Agreement shall inure to the benefit of and be binding upon any successor to the Company and upon the Participant’s heirs, executors, administrators and successors.

AIR METHODS CORPORATION

By:
Name:
Title:

PARTICIPANT

Name: